Exhibit 99.1

CEA Industries Inc. Reports Q1 2022 Results

Supply-chain impacts net revenue of $1.7 million, a 26% decline over Q1 2021; $11.2 million in Backlog near record high

Louisville, Colorado, May 12, 2022 – CEA Industries Inc. (NASDAQ: CEAD, CEADW) today announced operating and financial results for the three months ended March 31, 2022.

Financial Highlights

●	Q1 2022 revenue of $1.7 million represents a 26% decrease compared to Q1 2021 revenue due to supply-chain driven delays in revenue recognition.

●	Q1 2022 operating expenses of $1,702,000 represents a 65% increase from Q1 2021, largely due to labor related costs.

●	For Q1 2022, our operating loss and net loss was approximately $1,611,000 and $1,423,000, respectively. This compares to a Q1 2021 operating loss and net loss of approximately $686,000 and $793,000, respectively.

●	Our Q1 2022 gross profit margin was 5.2% compared to 14.6% for Q1 2021, a decrease of 9.4 percentage points.

●	As of March 31, 2022, our cash balance was approximately $22,034,000, compared to approximately $2,160,000 as of December 31, 2021. Q1 2022 cash from operations was approximately $193,000, compared to approximately $484,000 in Q1 2021.

●	Working capital was approximately $17,948,000 as of March 31, 2022, compared to a working capital deficit of approximately $2,349,000 as of March 31, 2021.

Supply Chain Disruptions Affect Recognized Revenues

During the first quarter of 2022 we had net bookings totaling approximately $2.1 million. Our quarter-ended backlog grew by approximately 3.3% to approximately $11.2 million for the quarter ended March 31, 2022, compared to approximately $10.8 million for the quarter ended December 31, 2021. However, our recognized revenue during the first quarter was hampered by supplier-related production and shipping delays, from a reduction in cargo shipped by air, a shortage of containers, and a shortage of domestic truck delivery availability. We continue to coordinate solutions with our customers, suppliers, and shipping partners. These logistical issues delayed our ability to translate some of our backlog to revenues in accordance with the original timeframe of the contracts. As a result, contract performance was delayed with a corresponding delay in revenues recognized from various large contracts in Q1 2022. The reduction in revenue partially contributed to a lower gross margin as compared to Q1 2021, due to the lack of absorption of our fixed costs.

Higher than Expected Labor Costs and One-time Expenses

In addition to supply chain related disruptions, the Company experienced cost increases driven by several factors. First, the Company recognized higher labor and employment costs, as it adjusted salaries to reflect current inflationary pressure on labor costs. As stated above, our employees continue to manage our business amidst supply disruptions and longer wait-times that require diligent coordination amongst our customers, suppliers, transporters, and other partners. Offering market-level competitive salaries that keep pace with inflation is necessary to keep our employees focused on the existing challenges of our business. In addition, we have invested in future growth through hiring certain skilled new employees.

The Company also recognized certain non-recurring expenses in Q1 2022, associated with identifying and hiring certain members of the executive team. Together these costs were necessary to retain existing employees and build out the executive skillset necessary to support our organic growth and strategic acquisition strategies.

Product Development Initiatives

We continue to accelerate the expansion of our product and service offering, as originally announced in May 2021. These efforts have diversified and expanded our revenue base to include new products, new customers, and revenues that are more recurring in nature.

We believe this expansion beyond traditional HVAC technical solutions is a testament to our reputation as a knowledgeable partner to our customers. We continue to invest in product development, marketing and sales efforts to assist our existing and future customers and we look forward to scaling this base of expertise and knowledge as we expand our partnership efforts to new addressable markets.

Tony McDonald, Chairman & CEO, commented: “Like countless other industries, we continue to work through supply chain and inflationary issues with our customers and our shippers. These efforts require a coordinated effort and continued evaluation of how these issues affect our ability to perform on our contacts and recognize revenues. However, we remain confident about our efforts to expand our product and service offerings and increase our customer base, and we are optimistic that we will continue to grow revenues through the year.”

About CEA Industries Inc.

CEA Industries Inc. (www.ceaindustries.com), through its subsidiary Surna Cultivation Technologies, is an industry leader in CEA facility design and technologies. We provide full-service licensed architectural and mechanical, electrical, and plumbing (MEP) engineering services, carefully curated HVACD equipment, proprietary controls systems, air sanitization, lighting, and benching and racking products. Our team of project managers, licensed professional architects and engineers, technology and horticulture specialists and systems integrations experts help our customers by precisely designing for their unique applications. Through our partnership with a certified service contractor network, we provide installation and maintenance services to assist in a smooth build-out and optimal facility performance. We have been providing solutions to indoor growers for over 15 years and have served over 800 cultivators with over 200 of them being large, commercial projects.

Headquartered in Louisville, Colorado, we leverage our experience in the industry to bring value-added solutions to our customers that help improve their overall crop quality and yield, optimize energy and water efficiency, and satisfy evolving state and local codes, permitting and regulatory requirements.

Forward Looking Statements

This press release may contain statements of a forward-looking nature relating to future events. These forward-looking statements are subject to the inherent uncertainties in predicting future results and conditions. These statements reflect our current beliefs, and a number of important factors could cause actual results to differ materially from those expressed in this press release, including the factors set forth in “Risk Factors” set forth in our annual and quarterly reports filed with the Securities and Exchange Commission (“SEC”), and subsequent filings with the SEC. Please refer to our SEC filings for a more detailed discussion of the risks and uncertainties associated with our business, including but not limited to the risks and uncertainties associated with our business prospects and the prospects of our existing and prospective customers; the inherent uncertainty of product development; regulatory, legislative and judicial developments, especially those related to changes in, and the enforcement of, cannabis laws; increasing competitive pressures in our industry; and relationships with our customers and suppliers. Except as required by the federal securities laws, we undertake no obligation to revise or update any forward-looking statements, whether as a result of new information, future events or otherwise. The reference to CEA’s website has been provided as a convenience, and the information contained on such website is not incorporated by reference into this press release.

Non-GAAP Financial Measures

To supplement our financial results on U.S. generally accepted accounting principles (“GAAP”) basis, we use non-GAAP measures including net bookings and backlog. We believe these non-GAAP measures are helpful in understanding our past performance and are intended to aid in evaluating our potential future results. The presentation of these non-GAAP measures should be considered in addition to our GAAP results and are not intended to be considered in isolation or as a substitute for financial information prepared or presented in accordance with GAAP. We believe these non-GAAP financial measures reflect an additional way to view aspects of our operations that, when viewed with our GAAP results, provide a more complete understanding of factors and trends affecting our business.

CEA Industries Inc. Marketing
Jamie English
Vice President, Marketing Communications
jamie.english@ceaindustries.com
(303) 993-5271

CEA Industries Inc.

Consolidated Balance Sheets

	March 31, 2022	December 31, 2021
	(Unaudited)
ASSETS
Current Assets
Cash and cash equivalents	$22,033,664	$2,159,608
Accounts receivable (net of allowance for doubtful accounts of $159,744 and $181,942, respectively)	191,002	179,444
Other receivables	50,762	-
Inventory, net	1,005,918	378,326
Prepaid expenses and other	1,774,219	1,273,720
Total Current Assets	25,055,565	3,991,098
Noncurrent Assets
Property and equipment, net	77,239	77,346
Goodwill	631,064	631,064
Intangible assets, net	1,830	1,830
Deposits	14,747	14,747
Operating lease right-of-use asset	540,444	565,877
Total Noncurrent Assets	1,265,324	1,290,864

TOTAL ASSETS	$26,320,889	$5,281,962

LIABILITIES AND SHAREHOLDERS’ EQUITY (DEFICIT)

CURRENT LIABILITIES
Accounts payable and accrued liabilities	$1,389,028	$1,345,589
Deferred revenue	5,485,416	2,839,838
Accrued equity compensation	83,625	83,625
Other liabilities	37,078	37,078
Current portion of operating lease liability	112,072	100,139
Total Current Liabilities	7,107,219	4,406,269

NONCURRENT LIABILITIES
Operating lease liability, net of current portion	459,482	486,226
Total Noncurrent Liabilities	459,482	486,226

TOTAL LIABILITIES	7,566,701	4,892,495

Commitments and Contingencies (Note 7)	-	-

TEMPORARY EQUITY
Series B Redeemable Convertible Preferred Stock, $0.00001 par value; 0 and 3,300 issued and outstanding, respectively	-	3,960,000
Total Temporary Equity	-	3,960,000

SHAREHOLDERS’ EQUITY (DEFICIT)
Preferred stock; 25,000,000 and 150,000,000 shares authorized, respectively	-	-
Common stock, $0.00001 par value; 200,000,000 and 850,000,000 shares authorized, respectively; 7,784,444 and 1,600,835 shares issued and outstanding, respectively	78	16
Additional paid in capital	48,958,618	25,211,017
Accumulated deficit	(30,204,508)	(28,781,566)
Total Shareholders’ Equity (Deficit)	18,754,188	(3,570,533)

TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY (DEFICIT)	$26,320,889	$5,281,962

CEA Industries Inc.

Consolidated Statements of Operations

(Unaudited)

	For the Three Months Ended March 31,
	2022	2021
Revenue, net	$1,744,427	$2,366,529

Cost of revenue	1,653,919	2,021,923

Gross profit	90,508	344,606

Operating expenses:
Advertising and marketing expenses	251,015	177,145
Product development costs	138,918	112,638
Selling, general and administrative expenses	1,311,777	740,473
Total operating expenses	1,701,710	1,030,256

Operating loss	(1,611,202)	(685,650)

Other income (expense):
Other income (expense), net	185,000	(107,000)
Interest income (expense),net	3,260	(718)
Total other income (expense)	188,260	(107,718)

Loss before provision for income taxes	(1,422,942)	(793,368)

Income taxes	-	-

Net loss	$(1,422,942)	$(793,368)

Convertible preferred series B stock dividends	(35,984)	-
Deemed dividend on convertible preferred series B stock on down round	(439,999)	-

Net Loss Available to Common Shareholders	$(1,898,925)	$(793,368)

Loss per common share – basic and dilutive	$(0.41)	$(0.50)

Weighted average number of common shares outstanding, basic and dilutive	4,622,427	1,576,844

CEA Industries Inc.

Consolidated Statements of Cash Flows

(Unaudited)

	For the Three Months Ended March 31,
	2022	2021
Cash Flows From Operating Activities:
Net loss	$(1,422,942)	$(793,368)
Adjustments to reconcile net loss to net cash provided by (used in) operating activities:
Depreciation and intangible asset amortization expense	8,556	18,377
Share-based compensation	92,517	6,342
Common stock issued for other expense	-	67,000
Provision for doubtful accounts	(22,168)	-
Provision for excess and obsolete inventory	3,676	(4,371)
Loss on disposal of assets	5,499	-
Amortization of ROU asset	25,433	49,051

Changes in operating assets and liabilities:
Accounts receivable	10,610	6,748
Inventory	(631,269)	(187,679)
Prepaid expenses and other	(551,261)	(1,026,765)
Accounts payable and accrued liabilities	43,438	5,354
Deferred revenue	2,645,579	2,362,905
Accrued interest	-	718
Lease deposit	-	(8,061)
Operating lease liability, net	(14,811)	(64,672)
Accrued equity compensation	-	52,794
Net cash (used in)/provided by operating activities	192,857	484,373

Cash Flows From Investing Activities
Purchases of property and equipment	(13,948)	(12,326)
Net cash used in investing activities	(13,948)	(12,326)

Cash Flows From Financing Activities
Payment of dividends on series B preferred stock	(35,984)	-
Redemption of series B preferred stock	(1,980,000)	-
Cash proceeds on sale of common stock and warrants, net of expenses	21,711,131	-
Proceeds from issuance of note payable	-	514,200
Net cash provided by financing activities	19,695,147	514,200

Net change in cash and cash equivalents	19,874,056	986,247
Cash and cash equivalents, beginning of period	2,159,608	2,284,881
Cash and cash equivalents, end of period	$22,033,664	$3,271,128

Supplemental cash flow information:
Interest paid	$-	$-
Income taxes paid	$-	$-

Non-cash investing and financing activities:
Conversion of series B preferred stock	$1,980,000	$-
Deemed dividend on series B preferred stock arising on down round	$439,999	$-